Exhibit 10.2
                                                                  EXECUTION COPY



                                TABLE OF CONTENTS

                                                                            Page
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1.    DEFINITIONS..............................................................1

2.    DESCRIPTION OF SERVICES..................................................6

3.    OTHER STELLAR OBLIGATIONS................................................7

4.    GOAMERICA OBLIGATIONS....................................................9

5.    FORECASTING.............................................................11

6.    REPRESENTATIONS AND WARRANTIES..........................................12

7.    COMPENSATION TO STELLAR.................................................13

8.    RELATIONSHIP OF PARTIES.................................................15

9.    TERM AND TERMINATION....................................................16

10.      EFFECTIVE DATE; CONDITIONS TO EFFECTIVE DATE.........................18

11.      INTELLECTUAL PROPERTY................................................19

12.      CONFIDENTIALITY/PROPRIETARY INFORMATION..............................20

13.      INSURANCE............................................................21

14.      INDEMNITY/LIMITATION OF LIABILITY....................................22

15.      INTELLECTUAL PROPERTY/USE OF MARKS...................................23

16.      PUBLICITY............................................................23

17.      DISPUTE RESOLUTION...................................................23

18.      ATTORNEYS FEES.......................................................24

19.      FORCE MAJEURE........................................................24

20.      ASSIGNMENT...........................................................25

21.      SEVERABILITY.........................................................25

22.      NO CONSEQUENTIAL OR SPECIAL DAMAGES..................................25

23.      WAIVER...............................................................26

24.      NO THIRD PARTY BENEFICIARIES.........................................26

25.      SPECIFIC PERFORMANCE.................................................26

26.      AUTHORIZED REPRESENTATIVES...........................................26

27.      NOTICES..............................................................26

28.      COMPLIANCE WITH LAWS.................................................27

29.      GOVERNING LAW........................................................27

30.      ENTIRE AGREEMENT.....................................................27

31.      CAPTIONS.............................................................27

32.      GENERAL SURVIVAL PROVISION...........................................27





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                           MANAGED SERVICES AGREEMENT

      THIS AGREEMENT is entered into on August 1, 2007 by and between:

      Acquisition 1 Corp. ("GoAmerica"), a wholly-owned subsidiary of GoAmerica, Inc. and a Delaware corporation, with offices located at 433 Hackensack Avenue, Hackensack, New Jersey 07601, and

      STELLAR NORDIA SERVICES LLC ("Stellar"), a Nevada corporation, with its principal office located at 130 East John Carpenter Freeway, Irving, TX 75062; collectively referred to as the "Parties" individually, a "Party."

      WHEREAS, Stellar is a multi-contact customer relationship management solutions company;

      WHEREAS,   GoAmerica  is  a  telecommunications  company  and  offers  its customers a variety of telecommunications relay services;

      WHEREAS, GoAmerica desires to have Stellar act, and Stellar desires to act, at and after the Effective Date as an independent contractor, to provide certain telecommunication relay services (TRS) as more particularly described herein;

      WHEREAS, as a condition to Stellar's execution of this Agreement, GoAmerica, Inc., the parent corporation of Acquisition 1 Corp., is executing a guarantee in favor of Stellar in the form attached hereto as Exhibit E to this Agreement (the "GoAmerica Guarantee"); and

      WHEREAS, an affiliate of Stellar ("Nordia Inc.") currently provides certain similar TRS to GoAmerica pursuant to that certain Services Agreement between such parties, commencing January 1, 2005 (as amended, the "Predecessor Agreement").

      NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GoAmerica and Stellar intending to be legally bound agree as follows:

      1.    DEFINITIONS.

      All defined terms shall have the meanings as set forth in Section 1 below:

      "Agreement" means this Managed Services Agreement between GoAmerica and Stellar, together with all exhibits, schedules, statements of work and other attachments hereto, all as such may be amended, restated or supplemented from time to time as stated herein.

      "Acquisition" shall refer to the acquisition of the Relay Services business of MCI pursuant to, and the closing of the other transactions contemplated in, the Acquisition Agreement.

      "Acquisition Agreement" means the Asset Purchase Agreement entered into on even date herewith, by and between MCI COMMUNICATIONS SERVICES INC. ("MCI") and GoAmerica (or its affiliate), including all related schedules, exhibits and side letters relating thereto, as any of them may be amended from time to time.


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      "Authorized   Representative"   means  a   representative   to  facilitate
communications and performance, and to execute Change Control Procedures under this Agreement, selected by each Party.

      "Base Volume" has the meaning given to such term in Section 4.6.

      "Business Day" means any day in which banks in both New York, New York and Quebec, Canada are open for business.

      "CRS" means California Relay Service, as provided for in the California Public Utilities Code ss.2881 and administered by the California Public Utilities Commission (PUC), with the advice of the Telecommunications for the Deaf and Disabled Administrative Committee (TADDAC).

      "Call Center" means Stellar Locations where Stellar Services are provided to or on behalf of GoAmerica.

      "CAs" or Communication Assistants, means Stellar Personnel tasked with providing that portion of the Stellar Services relating to answering and facilitating relay calls presented to the Stellar Platform.

      "Change" means any non-material variation or modification to the GoAmerica Service requirements (or any part thereof) or as otherwise expressly provided in this Agreement that is subject to the Change Control Process.

      "Change Control Process" means the procedures referred to in Section 2.3 and as set forth in Exhibit D, as they may be amended, modified or supplemented from time to time hereunder.

      "Community  Intellectual  Property"  has the meaning given to such term in
Section 11.3 hereof.

      "Conversation   Minutes"   mean  TRS  minutes   which  are   eligible  for
reimbursement pursuant to the policies and rules of either (a) the FCC and National Exchange Carrier Administration (NECA); or (b) a state.

      "Customer Complaints" means complaints received by either Party from Relay Users.

      "DC" means the District of Columbia.

      "Documentation" means (unless otherwise specified), when relating to Source Code, without limitation, annotations, flow charts, schematics, statements of principles of operations, software summaries, software design, program logic, program listings, functional specifications, logical models and architecture standards, describing the data flows, data structures, and control logic of the software, irrespective of the form in which the foregoing exists.

      "Downtime" is the time in which a Relay User is unable to reach a CA or obtain functional TRS due to an outage or fault at the Stellar or GoAmerica Platform.

      "Downtime Notification" is the notification of designated GoAmerica or Stellar personnel of any Situation, according to the applicable Escalation Procedure defined in Exhibit C and/or the applicable Statement of Work.

      "Effective  Date"  has the  meaning  given to such  term in  Section  10.1 hereof.


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      "FCC" means the Federal Communications Commission.

      "GoAmerica Affiliate" means a wholly owned subsidiary of GoAmerica or its immediate parent company.

      "GoAmerica Competitor" means any communications provider that, directly or indirectly, offers text or video -based forms of telecommunications relay services to current or potential users of Relay Services within the U.S.

      "GoAmerica Licensed Software" means any and all software owned by or licensed to GoAmerica by a party other than Stellar, and to which GoAmerica may provide Stellar access in accordance with this Agreement.

      "GoAmerica Platform" means GoAmerica's technology platform which processes relay calls initiated by a Relay Users utilizing any of the features provided by the Stellar Platform pursuant to this Agreement.

      "GoAmerica Proprietary Software" means any and all Software, whether operating systems software or application software, owned by GoAmerica, and to which GoAmerica may provide Stellar access in accordance with this Agreement.

      "GoAmerica Proprietary Software Enhancements" means any enhancements, improvements, modifications, and/or derivative works of the GoAmerica Proprietary Software. For clarification purposes, the Stellar Platform, and enhancements, improvements, modifications, and/or derivative works of the Stellar Platform or the Stellar Proprietary Software, including any interfaces developed under this Agreement, shall not be considered GoAmerica Proprietary Software Enhancements.

      "GoAmerica Services" mean all forms of Relay Services offered by GoAmerica to any Relay User and directed to Stellar for servicing hereunder, including, but not limited to TRS, State TRS, Internet-based services, voice-initiated calling services, as well as any other such telecommunications-related services to Relay Users that the Parties may mutually agree upon in writing, including but not limited to Other Relay Types.

      "Initial Term" has the meaning given to such term in Section 9.1.

      "Intellectual  Property"  means all  intellectual,  moral,  industrial  or proprietary rights recognized under applicable Laws anywhere in the world, whether issued or pending, registered or unregistered, including all forms of copyrights or other rights in computer programs, documentation and databases, whether published or unpublished; patents (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); trademarks and service marks; rights in trade secrets, know-how or other Confidential Information, and all embodiments thereof, including any applications for registration therefore.

      "Laws" mean all laws, statutes, codes, rules, regulations and ordinances, including but not limited to, local license or permit requirements and all foreign, federal, state, county and local government agencies and authorities that are applicable to the GoAmerica Services or the Stellar Services.

      "Losses" means revenues attributable to the Stellar Services less the following costs directly attributable to or appropriately assigned to the Stellar Services: costs related to agents and supervision costs; operating costs including, but not limited to, administrative salaries, occupancy costs and


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telecommunication   costs;  corporate,   general  and  administrative  expenses;
amortization and depreciation of assets and/ or start up fees.

      "NECA" means the National Exchange Carrier Administration.

      "Object Code" shall mean software assembled or compiled in magnetic or electronic binary form on software media which is readable and usable by machines but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.

      "Other Party" means a GoAmerica Competitor or another entity or person with materially adverse interests to GoAmerica.

      "Other Relay Types" means a future Relay Service not currently provided by the Parties.

      "PDA" means a Product Development Agreement.

      "Performance Standards" means the standards as described in Exhibit C and/or any other applicable Statement of Work..

      "Predecessor Agreement" means the Services Agreement, as amended, between GoAmerica and, Nordia Inc. an affiliate of Stellar, commencing January 2, 2005.

      "Pre-Existing Intellectual Property" means all Intellectual Property (A) owned or licensed by a Party, the rights to, or ownership of which either (i) pre-dates the Effective Date, or (ii) arises exclusively as a result of, or is derived from, independent development by such Party and not as a result of the performance of this Agreement or of such Party's exposure to any Confidential Information or other Intellectual Property of the other Party; or (B) is expressly classified as "Pre-Existing Intellectual Property" under the terms of this Agreement.

      "Product Development Agreement" means any new GoAmerica Service that requires technology development by Stellar as described in Exhibit C.

      "Queue" means a holding place for calls until a CA becomes available to handle a new call.

      "Relay Service" means the service of relaying information via any telecommunications medium, including without limitation automated and/or human involvement, to assist hearing impaired persons to communicate with hearing persons.

      "Relay User" means an end user or customer of the GoAmerica Services.

      "Resolution" means a corrected Situation resulting in fully restored Service.

      "Scheduled Maintenance" means any planned activity for system maintenance that results in a short period of Downtime agreed to in advance by both Parties, and which shall not occur more frequently than reasonably necessary.

      "Service Credit" means credit issued by either Party if it fails to meet, at a minimum, any of the Support Level Metrics, according to the Service Credit
Schedule in Exhibit C and/or an applicable Statement of Work.

      "Services" mean the Stellar Services and the GoAmerica Services.

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      "Session  Minutes" means  Conversation  Minutes plus the additional  Queue and/or Call Set Up minutes for TRS,  all as defined by the policies and rules of
(a) the FCC and the NECA; or (b) a state.

      "Situation" means equipment, personnel, software or service connection failure, whether by Stellar, its contractor and/or supplier, which results in Downtime.

      "Software" means instructions for a computer or other equipment, whether in the form of Source Code, Object Code, executable code, firmware or otherwise and whether tangible or intangible and includes any updates or modifications made by or at the instruction of the owner thereof. Unless otherwise specified in this Agreement, access to Software refers to the Object Code version only.

      "Source Code" means the underlying instructions for a computer written in programming languages, including all embedded comments, as well as procedural code such as job control language statements, in a form readable by human beings when displayed on a monitor or printed on paper, etc. and that shall be translated (using off-the-shelf commercially available software compilers, linkers and assemblers or other items delivered to or reasonably available to Licensee, including documentation) into a form that is directly executable by a computer by a process generally known as compiling or assembly, along with any related Documentation. "Status Update" is a summary of steps taken and to be taken to resolve a Situation and an estimate of remaining time to Resolution when such an estimate can be reasonably given.

      "State TRS" refers to individual state (including District of Columbia) sponsored telecommunication relay services.

      "Stellar Affiliate" means an entity owned by or under common control with Stellar or Stellar's immediate parent company.

      "Stellar Competitor" means "Stellar Licensed Software" means any and all software owned by or licensed to Stellar by a party other than Go America, and to which Stellar may provide GoAmerica access in accordance with this Agreement.

      "Stellar Locations" means the locations identified in Exhibit A where Stellar Services are provided by Stellar in conjunction with GoAmerica Services after the Effective Date, including any location where Stellar may assume a lease of MCI upon the closing of the Acquisition Agreement.

      "Stellar Personnel" means any and all employees, agents, and independent contractors, and any other person directly or indirectly retained by Stellar to perform under this Agreement.

      "Stellar Platform" means the proprietary Stellar Relay Service platform, also known as the Multimedia Relay Communications Center (MMRC), which enables people to communicate with each other in a real time in a text-based environment.

      "Stellar Proprietary Software" means any and all Software and any and all enhancements improvements, modifications, and/or derivative works thereto, whether operating systems software or application software, owned by Stellar, and to which Stellar may provide GoAmerica certain access in accordance with this Agreement including the Stellar Platform, and any and all enhancements, improvements, modifications, and/or derivative works thereto.

      "Stellar Services" mean the Relay Services provided by Stellar under this Agreement, to support the Relay Services offered by GoAmerica and routed to Stellar via the GoAmerica Platform.


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      "Subject State TRS" refers to the state TRS contracts for  California,  DC and Tennessee, collectively.

      "Support Contact" means contact person to interface with for support issues brought directly to the attention of GoAmerica by Relay Users and/or issues which GoAmerica or Stellar becomes aware of directly or indirectly through monitoring the Portal, traffic, usage or other aspects of the Services.

      "Support Level Metrics" mean obligations by both Parties to meet certain Performance Standards as Specified in Exhibit C and/or applicable Statement(s) of Work.

      "Telecommunications Relay Services" (TRS) or "Relay Services" mean services provided by specially-trained persons to relay telephone conversations between people who are deaf, hard of hearing, or speech-disabled and all those they wish to communicate with by telephone including, but not by way of limitation, Internet Protocol (IP) based relay services and all relay services covered by the Subject State TRS contracts.

      "Tennessee Relay Service" or "Tennessee TRS" means Tennessee State TRS relay services, as provided in the Rules of Tennessee Regulatory Authority, Chapter 1220-4-8 (Regulations for Local Telecommunications Providers).

      "Transition Fee" has the meaning given to such term in Section 7.7.1.

      "Transition Services Agreement" means the Transition Services Agreement entered into on even date herewith, by and between MCI (d/b/a Verizon Business Services) and GoAmerica (or its affiliates), including all related schedules, exhibits and side letters relating thereto, as any of them may be amended from time to time.

      "TRS Rules" means TRS policies and rules adopted by the FCC and the states, including, but not by way of limitation, the rules encoded at Title 47, Code of Federal Regulations, ss.64.601 - 64.605.

      "VIC Numbers" mean phone numbers acquired by Stellar on GoAmerica's behalf for GoAmerica Services that enable voice-initiated telephone calls to be handled through the GoAmerica Platform.

      2.    DESCRIPTION OF SERVICES.

            2.1 General

            2.1.1 During the term of this Agreement, Stellar shall provide the Stellar Services to GoAmerica and/or Relay Users in performance and support of the GoAmerica Services, pursuant to and in compliance with all FCC, NECA and state rules, regulations, policies and other mandates relating to TRS as well as in conformity with the express provisions of this Agreement.

            2.1.2  Pursuant  to  the  Change  Control  Procedures   (Exhibit  D)
additional GoAmerica Services may be added to this Agreement from time to time.

            2.2 Stellar Platform

            2.2.1 Stellar Platform Usage - Stellar shall supply GoAmerica with access to the Stellar Platform, initially on a basis substantially consistent with that provided under the Predecessor


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Agreement.  The GoAmerica Platform shall interface with the Stellar Platform for the purpose of the seamless relay communication for Relay Users.

            2.2.2 Stellar Platform Hosting - Stellar shall be responsible for operating, maintaining and upgrading regularly, as appropriate, the Stellar Platform at its own expense. Stellar shall manage its TRS capacity and the Stellar Platform to take into account the forecasts provided by GoAmerica pursuant to Article 5.

            2.2.3 Stellar Services Staffing - Portions of the Stellar Services shall be performed by CAs who will facilitate relay conversations among Relay Users consistent with Exhibit C. CAs shall provide branded handling of the GoAmerica Services, using brands and messaging to be defined by GoAmerica in its sole discretion. The initial training of Stellar Personnel (i.e., before the Effective Date) and training of Stellar Personnel required in the ordinary course of business shall be at Stellar's sole expense and shall be considered a vital component of the Stellar Services. Any additional training requested by GoAmerica or reasonably required, in Stellar's opinion, to support TRS provided by Stellar due to any change in State TRS regulations, shall be subject to the Change Control Process.

            2.2.4 Customer Support - For the GoAmerica Services that are not part of State TRS, Stellar shall provide second-level customer support to GoAmerica, as promptly as practicable if there are no express service level standards provided in the applicable provision(s) of this Agreement. For State TRS, Stellar will provide first level (direct contact with the Relay Users) Customer Support. Such customer support shall consist of expedient resolution of Relay User questions and/or complaints, and proper documentation thereof according to FCC requirements. Customer support shall be provided to Relay Users 24 hours-per-day, seven days-per-week or such lesser periods that an applicable State TRS Contract expressly permits.

            2.2.5 Submission of Conversation Minutes to GoAmerica - By the 10th business day of each month, Stellar shall deliver to GoAmerica accurate reports of daily Conversation and Session Minutes, broken out for each Stellar Location, for the prior month in the format used under the Predecessor Agreement unless the Parties agree otherwise. Said reports shall provide the basis for the monthly payment reimbursement reports submitted by GoAmerica to NECA and/or state TRS administrators for non-video relay services. Pursuant to Article 7, GoAmerica shall provide Stellar with a copy of the relevant portions of any such payment reimbursement reports that are based on the monthly reports delivered to GoAmerica under this Article promptly after GoAmerica's submission thereof.

      2.3   Change Control Process

      In order to optimize the communication and implementation of non-ordinary course changes and/or new service obligations, the Parties will use commercially reasonable efforts to abide in good faith with the administrative procedures set forth on Exhibit D hereto.

      3.    OTHER STELLAR OBLIGATIONS.

      3.1   Quality Assurance Management.

      To ensure quality control of the GoAmerica Services provided to Relay Users, and to ensure that Stellar is meeting the Performance Standards, GoAmerica reserves the right (either itself or through a contractor which shall be identified to Stellar sufficiently in advance to allow Stellar to advise GoAmerica of Stellar's reasonable objection to the use of such contractor, which objection GoAmerica agrees to abide by), to remotely monitor, or monitor on-site, the traffic of Relay users and other activities performed on GoAmerica's behalf pursuant to this Agreement without prior notice to


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either Stellar or CAs or other Stellar  Personnel.  On-site  monitoring by or on behalf of GoAmerica is subject to no less than two business days advance written notice. Any monitoring of TRS also is subject to prior notification to Relay Users and/or the approval of all parties to the TRS session; monitoring shall also be subject to compliance with applicable Laws.

      3.2   Workforce and Product Reporting.

      Stellar shall provide GoAmerica with daily, weekly and monthly performance reports, covering the same metrics and in the same format as provided to GoAmerica under Exhibit A, Paragraph 4 of the Predecessor Agreement except that the reports shall also cover all the Subject State TRS programs. Reporting shall be both on an aggregate basis and broken out by Stellar Location and subtotal by GoAmerica Service entry point modality. For the avoidance of doubt regarding the metrics covered by the Predecessor Agreement the reports shall be electronically transmitted to GoAmerica and shall cover the following: (a) Session Minutes; (b) Conversation Minutes; (c) customer complaints: total number and content of complaints received by Stellar from Relay Users, and summarized handling and resolution of customer complaints according to FCC and state regulations; (d) call statistics: a summary of all call-related statistics and call handling detail, including, but not limited to, total number of inbound and outbound relay calls placed, call set up and wrap-up times, average length of call, calls and minutes generated by time of day and date in fifteen- (15-) minute increments; (e) compliance summary: a summary of Stellar's performance in relation to the requirements established by the FCC and Subject State TRS programs, as defined in Exhibit C, Section 1. Notwithstanding and in addition to the foregoing, for each day that Stellar fails to meet any Service Level Metric specified in Exhibit C, Section 2, Stellar shall provide GoAmerica with a written detailed summary of all such failures within three (3) business days of occurrence so that GoAmerica can maintain a contemporaneous log from which to prepare its FCC compliance filings and so that GoAmerica is better prepared to assist in timely mitigating any future failures.

      3.3   Audits and Record Retention.

            3.3.1 General Audit Rights. Stellar shall permit GoAmerica and/or its agents or independent auditors, upon no less than ten (10) business days prior written notice, to audit Stellar's books and records (including but not limited to payroll tax records) pertaining to the Services provided in connection with this Agreement (including all staffing records for the Stellar Locations) and Stellar agrees to cooperate fully in the performance of each such audit, provided that GoAmerica shall not conduct or cause to be conducted more than two such audits during any twelve consecutive month period. Stellar shall maintain its records in good condition and readily accessible for a minimum of two (2) years after the date the records were created or last edited, whichever is longer, and shall comply with all reasonable requests by GoAmerica to make available books and records necessary or prudent for such audit.

            3.3.2 Accounting Audit Requirements. In the event that GoAmerica's independent auditor reasonably believes it necessary or prudent in order to facilitate preparation of GoAmerica's annual and/or quarterly financial statements, Stellar agrees to provide to GoAmerica on a regular basis, based on the timing of preparation of Stellar's annual and quarterly financial statements, a SAS 70 review under United States Generally Accepted Accounting Principles (and, to the extent applicable and practicable, the relevant Canadian equivalent) for the Services provided hereunder; provided that, GoAmerica may, in its sole discretion, waive any such audit request or requirement. For any such audit, GoAmerica agrees to reimburse Stellar the lesser of (i)
fifty-percent (50%) of any costs incurred by Stellar, including reasonable management costs, in compliance with the provision of an SAS 70 (or the Canadian equivalent) or (ii) seventy-five thousand dollars ($75,000).


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      3.4   Monthly Performance Review.

      Stellar shall meet with GoAmerica no less than on a monthly basis to review operations performance. Such meetings shall be held at a time and location to be determined by the Parties.

      3.5   Communication.

      Stellar Management shall maintain performance review communication, no less than on a weekly basis, with GoAmerica management, and Stellar shall act promptly to resolve contract performance issues upon specification by GoAmerica.

      3.6   Ethics Obligations.

      Stellar acknowledges that it has received and reviewed a copy of (1) the GoAmerica Code of Business Ethics and Conduct, a copy of which is located at; http://www.goamerica.com/company/ ethics_emp.php, (2) The National Association of the Deaf and the Registry of Interpreters for the Deaf, Inc. Code of Ethics (http://www.rid.org/ethics/code/index.cfm/AID/66); and (3) the FCC and State TRS compliance requirements referred to in Exhibit C, Section 1.1., and Stellar agrees to perform the Services in accordance with the principles set out therein.

      3.7   Permits, Fees and Notices.

      Stellar shall, at its sole expense and obligation, obtain and pay for all permits and approvals necessary or appropriate to perform all of its obligations under this Agreement, including performance of the Services, in compliance with applicable Laws, provided, however, that GoAmerica is solely responsible for obtaining any federal or state authorizations, permits or approvals, required to provide the TRS which is the subject of this Agreement.

      3.8   Stellar's Legal Compliance.

      Stellar shall comply with all applicable Laws, rules, regulations and ordinances applicable to the Services provided to the Relay Users. Upon execution of this Agreement GoAmerica shall supply Stellar with a copy of all the Subject State TRS contracts and Stellar shall provide services to GoAmerica in compliance with said contracts unless, it is commercially impractical to do so in which case Stellar shall otherwise advise GoAmerica in writing at least thirty (30) days before the Effective Date. Upon receipt of any such notification, the Parties shall use best efforts promptly to resolve any concerns which Stellar may have and, failing that, may invoke the Dispute Resolution Provisions in Article 17 of this Agreement.

      4.    GOAMERICA OBLIGATIONS.

      4.1   GOAMERICA PLATFORM.

      GoAmerica shall be responsible to, provide, maintain and operate, directly or indirectly, at its own expense, the GoAmerica Platform needed to develop and manage the GoAmerica Services that shall interface with the Stellar Platform. GoAmerica shall use its commercially reasonable best efforts to maintain all aspects of the GoAmerica Platform within its control so that Stellar is able to meet the performance standards set forth in Exhibit C.

      4.2   LEGAL COMPLIANCE.

      GoAmerica shall comply with all applicable Laws, rules, regulations and ordinances applicable to the GoAmerica Services and agrees to promptly deliver to Stellar a copy of all governmental notices received by or on behalf of GoAmerica in connection with the Services.

      4.3   PERFORMANCE REVIEW AND MONITORING.

      In connection with remote or on-site monitoring or audit by or on behalf of GoAmerica, GoAmerica agrees to abide by Stellar's reasonable access, identification, security, safety, conduct or similar policies that are not be employed in bad faith to deny or delay access. During any meetings with Stellar personnel, a Stellar management representative may be in attendance. GoAmerica agrees to meet with Stellar as contemplated in Article 3.

      4.4   COMPENSATION OF STELLAR.

      GoAmerica shall compensate Stellar for its performance under this Agreement in accordance with the provisions of Articles 4, 5, 7, 9 and Exhibit B hereof, and any other applicable express provisions contained in any Statement of Work. In addition, GoAmerica shall promptly provide Stellar electronic notification of all reimbursement payments received from NECA or a Subject State TRS program for said TRS, including the amount of the reimbursement.

      4.5   FORECASTS AND PERFORMANCE STANDARDS.

      GoAmerica, shall satisfy the forecasting obligation for the Stellar Services as stated in Article 5. In addition, where applicable, GoAmerica shall be held to the Performance Standards listed in Exhibit C or other express provisions hereof.

      4.6   MINIMUM ANNUAL TRAFFIC VOLUME.

            4.6.1 In each full year (or portion thereof), starting on the first day of the month that falls at least one hundred eighty (180) days after the Effective Date, GoAmerica shall deliver to Stellar at least thirty-four (34) million IP Relay Session Minutes, referred to herein as the "Base Volume." If the actual volume of IP Relay Session Minutes is less than the Base Volume in a given year then, in addition to any payment for Conversation or Session Minutes otherwise due Stellar, GoAmerica shall pay Stellar a fee equal to $0.10 multiplied by the difference between the Base Volume and the actual volume of IP Relay Session Minutes.

            4.6.2 At the end of each year (or portion thereof), if GoAmerica has delivered to Stellar less than thirty-four million (34,000,000) IP Relay Session Minutes (or such other number as pro-rated for such portion of such year), GoAmerica shall pay to Stellar the fee determined as set forth in Section 4.6.1 hereof; provided, however, that any payments owed by GoAmerica to Stellar under
Section 4.6.1 shall be decreased by any amounts paid by GoAmerica to Stellar pursuant to Section 5.6 for such year (or portion thereof).

            4.6.3 The provisions of Sections 4.6.1 and 4.6.2 shall only apply during any year in which Stellar provides services to support GoAmerica offerings under one or more Subject State TRS contracts for at least two hundred and forty (240) days. If Service under the last Subject State TRS Contract is ended before a full year has run, then the Base Volume shall be pro rated based on the percentage of the full year during which service is provided by Stellar.

      4.7   OTHER GOAMERICA OBLIGATIONS

      As promptly as practicable upon the closing of the Acquisition, GoAmerica shall communicate the post-closing plans of GoAmerica to any existing employees of the counterparty to the Acquisition Agreement to whom Stellar shall offer employment under said Acquisition Agreement. Such communication shall be provided to each such employee in writing and a draft of said writing shall be delivered to Stellar at least ten (10) days in advance of the closing of the Acquisition so that Stellar can provide GoAmerica with its written comments on the draft. The communication shall, among other things, advise any such employee that (1) GoAmerica and/or its contractors may outsource the support for all TRS offerings currently provided by the counterparty and/or terminate the employment of all existing employees; and (2) inform said employees of the employment options being offered by GoAmerica and Stellar to said employees.

      5.    FORECASTING.

      5.1 GoAmerica acknowledges that Stellar requires accurate forecasts from GoAmerica to be able to meet the Performance Standards in Exhibit C. GoAmerica, accordingly, shall provide Stellar with forecasts as set forth herein.

      5.2 GoAmerica will provide Stellar with a 12-month forecast of the Session Minutes expected in the forthcoming calendar year that is (January 1st to December 31st) by October 1 of each year (the "12 Month Forecast"). For example, for the avoidance of doubt, on the 1st October 2008 a 12-month forecast commencing on January 1st 2009 will be received by Stellar. Each month of the 12-month forecast is the Monthly Session Minute Forecast.

      5.3 On the first business day of each month, GoAmerica will provide Stellar with a "Rolling Three Month Forecast" based on the Monthly Session Minute Forecast. For the avoidance of doubt, on the 1st January 2009 a Rolling Three Month Forecast will be received for the calendar months of February, March and April 2009. Stellar will confirm receipt of this forecast within one (1) business day. If Stellar is close to capacity (taking into account Section 5.5) and, therefore, may not be able to meet the Three Month Rolling Forecast, Stellar shall provide GoAmerica with written notice in connection with the forecast confirmation process and the parties shall agree on a new Three Month Rolling Forecast.

      5.4 The first month of the Rolling Three Month Forecast is the "Locked Session Minute Forecast" and upon submitting each Rolling Three Month Forecast, GoAmerica shall confirm, in writing to Stellar, that the first month of said forecast shall be treated as "locked" by Stellar. A "Locked Session Minute Forecast" shall not be revised unless expressly agreed by the Parties. Stellar will create "Daily Forecasts" (a breakdown of the Locked Session Minute Forecast into the days of the month) and provide these forecasts to GoAmerica six (6) business days after receipt of the Rolling Three Month Forecast from GoAmerica.

      5.5 The Stellar Services will be planned to accommodate 110% of the daily Locked Session Minute Forecast while still meeting the Performance Standards. Stellar shall use reasonable commercial efforts to accommodate Session Minutes in excess of 110% of the Locked Session Minutes, but shall not be subject to any Service Credit for such days unless the Performance Standards in Exhibit C are not met.

      5.6 If the total actual Session Minutes received from GoAmerica during a month are 15% or more below the Locked Session Minute Forecast, and Stellar has met the Grade of Service requirements, Stellar has not experienced any Stellar-controlled outages, and neither Stellar nor GoAmerica has experienced a force majeure event (of the type described in Section 19.1), GoAmerica will pay Stellar for 85% of the Conversion Minutes based on the Locked Session Minute Forecast using a conversation ratio of Conversation Minutes to Session Minutes derived from the average ratio of Conversation to Session Minutes during the previous three months.

      5.7 The unlocked period (the last two (2) months of the Rolling Three Month Forecast) is subject to change when the next Rolling Three Month Forecast is sent. That is, GoAmerica may increase or decrease the previous 3-month Forecast (now 2 months) by 10% and the previous 2-month Forecast (now the locked month) by 5%. For the avoidance of doubt, the agreed increase or decrease in forecast Session Minutes in the previous sentence is illustrated in Schedule 5.7 hereto.

      6.    REPRESENTATIONS AND WARRANTIES.

      6.1 Stellar and GoAmerica, each as to themselves, warrant that they are corporations duly incorporated, validly existing and in good standing under the Laws of their respective state of incorporation, duly qualified and in good standing in all states and jurisdictions where the failure to be so qualified and in good standing would have a material adverse affect on said corporation, and have all requisite corporate power and authority to control, license, lease and/or use all of their respective assets and properties and to conduct their respective businesses as currently conducted and to enter into and perform fully this Agreement.

      6.2 Stellar represents and warrants that the Services it provides or causes to be provided hereunder shall be performed in a professional manner in accordance with applicable industry standards and shall comply in all material respects with the Stellar warranties, specifications and other requirements set forth in this Agreement. Further, Stellar represents and warrants that the Services to be delivered or rendered by or on its behalf pursuant to this Agreement shall be of the kind and quality necessary to perform fully the terms and spirit of this Agreement, and all such Services shall be performed by qualified persons.

      6.3 Stellar warrants and represents that it is not currently bound by any other agreements, restrictions or obligations, and Stellar agrees not to assume any such obligations or restrictions that do or would in any way interfere with the Services to be furnished by Stellar to GoAmerica under this Agreement.

      6.4 GoAmerica warrants and represents that it is not currently bound by any other agreements, restrictions or obligations, and GoAmerica agrees not to assume any such obligations or restrictions, which do or would in any way interfere with GoAmerica's obligations to Stellar under this Agreement.

      6.5 The execution, delivery and performance by each Party of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action, as applicable, on the part of each of the Parties. This Agreement has been, when executed and delivered as contemplated by this Agreement, will be duly and validly executed and delivered by each Party, and when delivered, will constitute legal, valid and binding obligation of each Party.

      6.6 GoAmerica warrants and represents that the GoAmerica Proprietary Software used in the GoAmerica Services does not infringe upon the proprietary rights of any third party. Stellar warrants and represents that the Services or other materials provided by Stellar in the Stellar Services or Stellar Platform does not infringe upon the proprietary rights of any third party.

      6.7 As of the date of this Agreement, there are no suits, actions, proceedings and litigation pending, and, to the knowledge of each party, as of the date of this agreement, there are no investigations pending or threatened against any of the Parties, which question the legality or propriety of this Agreement, or any of the transactions contemplated thereby.

      6.8 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY OR ITS AFFILIATES AS TO EITHER PARTY'S PROPRIETARY SOFTWARE OR ANY OTHER SOFTWARE USED IN SUCH PARTY'S PERFORMANCE OF THIS AGREEMENT AND ALL OTHER WARRANTIES WITH RESPECT TO ANY SUCH SOFTWARE, EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED AND EXCLUDED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

      6.9 THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE THE ONLY WARRANTIES MADE BY THE PARTIES.

      6.10 Each of the Parties represent and warrant that no Law prohibits the Parties from entering into this Agreement and performing the covenants of such Parties.

      7.    COMPENSATION TO STELLAR.

      7.1 GoAmerica shall compensate Stellar for its performance under this Agreement as set forth in Articles 4, 5, 7, 9, Exhibit B and any agreed applicable Statement of Work.

      7.2 GoAmerica shall provide Stellar with a copy of the relevant portions of any payment reimbursement reports made to NECA or a Subject State TRS program that are based on the monthly reports delivered to GoAmerica under this Article promptly after GoAmerica's submission thereof. Stellar shall invoice GoAmerica monthly for the prior Monthly Activity within fifteen (15) calendar days after the close of such prior month. GoAmerica shall process and pay the invoiced amount, except to the extent of any good faith dispute, service credits (as defined in Exhibit C) or missing or insufficient supporting documentation, through GoAmerica's normal payment channels, by wire transfer, not to exceed five (5) business days following GoAmerica's receipt of payment from the NECA or Subject State TRS program administrator for the period to which each Stellar invoice relates. In addition, GoAmerica shall promptly provide Stellar electronic notification of all reimbursement payments received from NECA or a Subject State TRS program for said Stellar Services, including the amount of the payment.

      7.3 If GoAmerica, in good faith, disputes any portion of the invoice or has an issue regarding any supporting documentation related thereto, it shall endeavor to notify Stellar as to the particulars of such dispute or issue within ten (10) business days of the receipt of the disputed invoice and accompanying detail or promptly thereafter upon any subsequent discovery. Both Parties shall make a good faith effort to resolve any disputes within fifteen (15) business days after such notification. GoAmerica shall have the right to withhold funds equal to the amount of the dispute or issue, provided that GoAmerica shall process and pay any undisputed amounts pursuant to the terms of this Agreement. Receipt or payment of any invoice by GoAmerica, or GoAmerica's failure to dispute or take issue with any aspect of any such invoice, shall not be construed as a waiver of, or otherwise prejudice in any way, any of GoAmerica's rights, remedies or claims with respect to audit and/or recovery and/or offset and/or indemnification under this Agreement, at law or in equity.

      7.4 All dollar amounts set forth in this Agreement are in U.S. dollars and all payments from or on behalf of GoAmerica to or on behalf of Stellar shall be remitted only within the United States of America.

      7.5 The following exchange rate adjustment provisions shall only apply to Stellar Services provided at a Stellar Location in Canada through February 2008 and used to support IP Relay. The compensation stated by Stellar for offerings provided at a Stellar Location in Canada through February 2008 assumes that the exchange rate between the U.S. dollar and the Canadian dollar remains within a band of CDN$1.15-CDN$1.25/U.S.$1. If the average exchange rate for any given month falls outside this band, then Stellar will invoice GoAmerica based on the maximum or minimum exchange rate for the above band, as applicable, that is closest to the average monthly exchange rate for that month.

For example: if the foreign exchange rate is at CDN$1.30/U.S.$1, the applicable exchange rate will be CDN$1.25/U.S.$1. Similarly, if the foreign exchange rate is at CDN$1.10/U.S.$1 the applicable exchange rate will be CDN$1.15/U.S.$1.

In any month where Stellar seeks an exchange rate adjustment, Stellar shall provide GoAmerica appropriate supporting documentation regarding the volume of Conversation or Session Minutes originated in Canada and the applicable exchange rates, and show the difference between the invoiced amount under the monthly prevailing and adjusted exchange rate.

      7.6 If any change to a FCC and/or applicable Subject State TRS service requirement directly results in Stellar needing to provide more than fifteen
(15) hours of related per-agent training, in excess of regularly scheduled training for such agent, during any three (3) month period during the first six
(6) months immediately following commencement of such government mandated service requirement(s), such changes will be managed through the Change Control Process and GoAmerica shall reimburse Stellar its reasonable direct costs of necessary training that exceeds such training threshold.

      7.7   Transition Fee.

            7.7.1 Subject to the terms and conditions of this Agreement, GoAmerica agrees to pay to Stellar a Transition Fee equal to the lesser of (i) $5,500,000 payable in sixteen (16) equal and consecutive quarterly installments commencing on the first business day falling thirty (30) days after the Effective Date or (ii) fifty-percent (50%) of Stellar's actual, direct and documented Losses incurred in connection with Services relating to the Subject State TRS business (the "Transition Fee").

            7.7.2 Subject to Section 7.7.4 below, if GoAmerica terminates Services relating to the Subject State TRS business in full prior to the Effective Date, then GoAmerica shall promptly reimburse to Stellar the actual, documented, direct expenses or costs incurred by Stellar in the ordinary course of business prior to the date of such notice of termination that were incurred solely in connection with its preparation for servicing the Subject State TRS business. In such case, GoAmerica shall not be obligated to pay the Transition Fee to Stellar. GoAmerica may audit and review any such expenses or costs and if GoAmerica disagrees with such amounts, the Parties agree to work in good faith to resolve such disputed amount in a commercially reasonable manner.

            7.7.3 If GoAmerica terminates Services relating to the Subject State TRS business in full after the Effective Date pursuant to Section 9.5.1, then GoAmerica shall promptly pay to Stellar the Transition Fee as set forth in
Section 7.7.1 hereof. GoAmerica may audit and review any such expenses or costs, and if GoAmerica disagrees with such amounts, the Parties agree to work in good faith to resolve such disputed amount in a commercially reasonable manner.

            7.7.4 Notwithstanding the foregoing, GoAmerica shall not be responsible for and shall not have any obligation to reimburse Stellar for any costs and expenses over $50,000 incurred by Stellar prior to the Effective Date unless Stellar has received GoAmerica's prior written consent to incur such cost or expense, which shall not be unreasonably withheld or delayed so long as it is reasonably related, in Stellar's good faith judgment, to the timely fulfillment of its obligations under this Agreement.

      7.8 At any time or from time to time, at GoAmerica's option, GoAmerica may
(i) request from Stellar evidence of all actual, direct and documented expenses incurred by Stellar for which Stellar would be entitled to reimbursement under this Section 7 and (ii) upon receipt of such evidence, promptly reimburse Stellar for GoAmerica's portion of all such expenses.

      7.9 Stellar  agrees to honor accrued  employee  vacation time set forth on
Schedule 7.9 for employees of MCI to be hired by Stellar after the Acquisition pursuant to that certain Assignment and Assumption Agreement to be entered into between the Parties in connection with the Acquisition to the extent that any such employee does not receive cash payment for such accrued vacation time on or about the Effective Date from MCI or GoAmerica. GoAmerica shall reimburse Stellar for any such accrued vacation by paying to Stellar the aggregate accrued vacation for such MCI employees as set forth in the Acquisition Agreement on or at the consummation of the Acquisition. Such payments shall be made in two equal installments on the last day of the second and third quarters following the Effective Date.

      8.    RELATIONSHIP OF PARTIES.

      8.1   INDEPENDENT CONTRACTOR STATUS.

      Stellar shall at all times be an independent contractor for GoAmerica Services performed under this Agreement. Accordingly, nothing in this Agreement shall be construed as creating the relationship of employer and employee between the Parties, or between GoAmerica and the employees of Stellar. Stellar and its employees and/or agents shall in no way be, or be deemed to be, employees of GoAmerica. Stellar shall be responsible for all staffing and selection, hiring, firing, disciplinary procedures and all other employee relations matters for Stellar Personnel performing Services under this Agreement. Stellar shall be responsible for all wages, salaries, benefits, workplace safety and insurance act compensation, unemployment compensation and other amounts due Stellar Personnel, as well as the withholding of taxes, social security including FUTA. GoAmerica shall not have any responsibility for any Stellar employee-related wage or benefit items. Nordia is responsible for all taxes, licenses, permits and other requirements that may be imposed by applicable Law on its business (including provision of the Stellar Services hereunder).

      8.2   EXCLUSIVITY.

      Notwithstanding anything to the contrary in this Agreement, Stellar agrees that during any term of this Agreement, neither Stellar nor any Stellar Affiliate shall provide Relay Services for Internet Protocol or Video Relay Service call types originating in the United States of America, to any relay service provider other than GoAmerica. In the event that Stellar or any Stellar Affiliate intends to seek a state TRS contract, Stellar shall notify GoAmerica in writing promptly of such intention and offer GoAmerica the opportunity to jointly pursue such state TRS contract with Stellar. Any and each such offer by Stellar shall remain open for up to thirty (30) days (unless Stellar shall have notified GoAmerica in writing sooner that Stellar will no longer seek such contract), by which time GoAmerica must either accept in writing Stellar's offer or waive its right to join with Stellar in pursuit of such contract and the related exclusivity protection provided in the first sentence of this Section
8.2 with respect to such contract. If Stellar or any Stellar Affiliate intends to seek a service contract or similar right to provide Relay Services originating outside of the United States of America, Stellar agrees to inform GoAmerica promptly of each such opportunity in order that the Parties may consider working together on such opportunity.

      9.    TERM AND TERMINATION.

      9.1   TERM.

      This Agreement shall have an Initial Term of sixty (60) months from the Effective Date. GoAmerica shall have the right to renew this Agreement for up to three additional two-year terms upon such conditions, including compensation, as the Parties may mutually agree, by providing written notice to Stellar no less than one hundred twenty (120) calendar days prior to the expiration of the then current term provided, however, that the Agreement shall expire after the Initial Term (or a renewal term) if the Parties are unable to agree upon the conditions for any further term prior to the start of such further term.

      9.2   TERMINATION - GENERAL.

      Upon the termination of any of the Services, the Parties agree to cooperate in good faith, and to use commercially reasonable efforts, to minimize and mitigate any expenses or cost incurred by either Party in connection with such termination.

      9.3   TERMINATION FOR CAUSE.

      Other than as specifically provided to the contrary herein, either Party may terminate this Agreement in whole or in part for material breach by the other Party, without liability, and without prejudice to any other remedy the non-breaching Party may have if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) calendar days after receipt of written notice specifying such breach. If GoAmerica terminates this Agreement due to Stellar's material breach of this Agreement, Stellar hereby grants to GoAmerica a non-exclusive, non-terminable, fully-paid up, royalty-free, transferable, worldwide license to use or otherwise exploit any Stellar Propriety Software or the Stellar Platform necessary for the provision of the Services hereunder for one hundred eighty (180) days to allow GoAmerica to transition to another provider of such Services; provided, however, that any such license shall only be used in connection with Stellar's continued provision of Services at the Stellar Locations.

      9.4   TERMINATION WITHOUT CAUSE.

      GoAmerica  may  terminate  this  Agreement  without  cause;  provided that
GoAmerica: (a) shall provide Stellar with ninety (90) days prior written notice and (b) shall pay Stellar within ninety (90) days of such date of termination of this Agreement the lesser of (i) the direct, actual and documented expenses or Losses incurred by Stellar in association with the Services relating to the Subject State TRS call centers (i.e., Memphis, TN and Riverbank, CA) in excess of the Transition Fee paid by GoAmerica to Stellar pursuant to Section 7.7 or
(ii) the following:

Period following Effective Date                  Amount Payable
-------------------------------                  --------------

          0-6 months                               $8 million
          > 6 months                              $12 million
          > 12 months                             $13 million
          > 24 months                             $10 million
          > 36 months                              $7 million
          > 48 months                              $2 million

      9.5   SPECIAL GOAMERICA TERMINATION RIGHTS.

            9.5.1 Disposition of State TRS Contracts. Consistent with Section 7.7, GoAmerica may terminate one or more of the Subject State TRS contracts or transfer said contract(s) to a third party provided, however, that GoAmerica shall provide Stellar ninety days (90) prior written notice, and shall continue to pay Stellar the Transition Fee.

            9.5.2 Business Consolidation. GoAmerica also may direct Stellar to close one or more of the Subject State TRS call centers (i.e., Memphis, TN and Riverbank, CA) that supply Stellar Services to the Subject TRS contracts and consolidate the Stellar Services at such other locations as Stellar, at its sole discretion may choose, provided, however, that GoAmerica (a) shall provide Stellar with ninety (90) days prior written notice; and (b) shall simultaneously provide Stellar with a legal opinion, reasonably satisfactory to Stellar's counsel, opining that the requested closure of the State TRS call center is lawful together with appropriate supporting documentation; and (c) shall continue to pay Stellar the Transition Fee.

            9.5.3 Consistent with Section 7.7, in calculating the Transition Fee due to Stellar under Sections 9.5.1 and 9.5.2, the Transition Fee shall be reduced to the extent that upon disposition of any Subject State TRS contract or closure of a Subject State TRS facility, Stellar is relieved from any cost or liability (e.g., facilities leases) that it has or would have incurred absent a contract cancellation and/or a facilities closure. The parties shall confer in good faith to quantify the reduction, if any, in the Transition Fee due to Stellar.

            9.5.4 Interpretations of Section 9.5. The provisions of this Sections 9.5 shall apply notwithstanding any other provision of this Agreement and in the event of any inconsistency therewith, the terms of Sections 9.5 shall prevail and take precedence, provided, however, that nothing in Section 9.5 shall be construed as or have the effect of, altering Stellar's status as an independent contractor pursuant to Article 8.

      9.6   LIQUIDITY AND CASH.

      GoAmerica shall maintain not less than seventy-five percent (75%) of the unpaid portion of the Transition Fee from time to time as cash-on-hand (represented by cash, cash equivalents or additional borrowings available upon request of GoAmerica on any line of credit), as reported in any Form 10-Q filed by GoAmerica with the Security Exchange Commission; provided that if GoAmerica shall fail to meet such requirement (as reported in any such Form 10-Q), GoAmerica shall have ninety (90) days to cure any such deficiency. In the event that GoAmerica does not cure any such deficiency within such ninety (90) day period, Stellar may exercise any remedies available to Stellar under the Agreement, including those remedies set forth in Section 9.3.

      9.7   BANKRUPTCY.

            9.7.1 GoAmerica may terminate this Agreement immediately upon written notice, and without liability, if (a) Stellar makes an assignment for the benefit of creditors other than assignments made in the conduct of its day-to-day business or admits its inability to pay its debts as they come due; or (b) proceedings under any bankruptcy or insolvency laws are instituted against the Stellar or a receiver is appointed or any of its assets or properties and such proceedings are not dismissed, discharged, or stayed within sixty (60) calendar day.

            9.7.2 Stellar may terminate this Agreement immediately upon written notice, and without liability, if GoAmerica undergoes a change of control following any bankruptcy or insolvency proceeding of GoAmerica.

      9.8   TERMINATION FOR LEGAL/REGULATORY DEVELOPMENTS.

      With prior written notice of not less than thirty (30) days, unless shorter prior notice is require by the circumstances, either Party may terminate any Service provided under this Agreement, in the event of judicial, regulatory or legislative change rendering performance of such Service under this Agreement impossible or illegal. Any Party that contemplates giving notice of termination under this Article 9.6 shall in addition to the aforementioned prior notice, inform the other Party in writing as soon as becomes aware of any judicial, legislative or regulatory development that may make the performance of this Agreement impossible or illegal. Upon issuance of such an advance notice, the Parties shall confer and take such action as they may mutually agree is reasonable, including intervening in any regulatory proceeding that may impair the provisions of Services under this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that Stellar elects to terminate this Agreement pursuant to this Section 9.8, GoAmerica shall have no further liability to Stellar under this Agreement.

      9.9   [INTENTIONALLY OMITTED].

      9.10  NUMBER USE AND TRANSFER.

      In the event this Agreement is terminated, Stellar agrees to transfer to GoAmerica ownership of all VIC Numbers (the "Number Transfer"). The Number Transfer shall commence upon delivery of a valid termination notice and shall be completed not later than the date on which the Agreement is terminated. Upon completion of the Number Transfer, which shall be reasonably satisfactory to GoAmerica, GoAmerica shall promptly reimburse Stellar for reasonable transfer fees charged by the telecommunications carrier for such Number Transfer as well as any reasonable Stellar administrative costs associated with the Number Transfer.

      9.11  REMEDIES NOT EXHAUSTIVE.

      Termination of this Agreement by a party shall not deprive such party of any of its rights, remedies or actions against the other party at law or in equity.

      9.12  ORDERLY TRANSITION.

      Upon the termination or expiration of this Agreement, except where Stellar terminates the Agreement for cause, Stellar agrees to exercise commercially reasonable efforts to assist GoAmerica in transitioning the Stellar Services then provided to GoAmerica to a successor provider of such TRS Services. In addition, the provisions of Articles 3.3, 8.1, 9, 11, 12, 14, 17, 18, 22, 24,
27, 29, 30, 31 and 32 shall survive termination of this Agreement.

      10.   EFFECTIVE DATE; CONDITIONS TO EFFECTIVE DATE.

      10.1 EFFECTIVE DATE. This Agreement and the relevant terms stated herein shall bind each Party upon execution, provided, however, that for certain purposes there shall be an "Effective Date" which shall be at 12:01 a.m. on the day after the day on which the Acquisition closes. Upon the Effective Date, among other things, the Predecessor Agreement shall automatically terminate (with no further action required by the parties hereto) and be replaced in full by this Agreement.

      10.2 PRE-CLOSING NOTICE OF ACQUISITION. GoAmerica will provide signed, written notice to Stellar in accordance with the notice provisions of this Agreement not less than two (2) calendar days, but not more than fourteen (14) calendar days, prior to the expected closing of the Acquisition. To the extent that the closing of the Acquisition Agreement is delayed for any reason beyond such notice period requirement, GoAmerica will provide a new notice of closing to Stellar, setting forth the revised expected closing date of the Acquisition Agreement again within the time period specified above.

      10.3 ACQUISITION CLOSING NOTIFICATION. Promptly following the closing of the Acquisition, GoAmerica will provide signed, written notice via fax or email transmission to Stellar otherwise in accordance with the notice provisions of this Agreement confirming that the closing of the Acquisition has occurred.

      11.   INTELLECTUAL PROPERTY.

      11.1 GoAmerica Proprietary Software together with all associated documentation, is Pre-Existing Intellectual Property and Confidential Information (as defined in Article 12.2) of GoAmerica and/or GoAmerica Affiliates, and GoAmerica retains all Intellectual Property ownership rights therein. Unless the Parties otherwise agree in writing, any other property including, but not limited to, documentation, reports, data or other proprietary information, furnished to Stellar by GoAmerica is, and shall remain, the property of GoAmerica. Stellar Proprietary Software together with Stellar's proprietary training techniques and materials (including without limitation, training systems and software) and all associated documentation, is Pre-Existing Intellectual Property and Confidential Information of Stellar and/or Stellar Affiliates and Stellar retains all ownership rights therein. Unless the Parties otherwise agree in writing, any other property including, but not limited to, documentation, reports, data, business processes, trade secrets, training materials or other proprietary information, furnished to GoAmerica by Stellar is, and shall remain, the property of Stellar.

      11.2 Stellar agrees that it shall have no rights to and covenants that it shall not, except as expressly set out in this Agreement or otherwise agreed to in writing by GoAmerica, use, reproduce, distribute, translate, or make derivative works of, any written, photographic, audio and/or video, Software or other materials (including, but not limited to, documentation, reports, data and training materials) furnished to Stellar by GoAmerica. GoAmerica agrees that it shall have no rights to and covenants that it shall not, except as expressly set out in this Agreement or otherwise agreed to in writing by Stellar, use, reproduce, distribute, translate, or make derivative works of, any written, photographic, audio and/or video, Software or other materials (including, but not limited to, documentation, reports, data, training) furnished to GoAmerica by Stellar.

      11.3 COMMUNITY INTELLECTUAL PROPERTY. Software or other materials (including, but not limited to, documentation, reports, data and training materials, but excluding each Parties' respective Pre-Existing Intellectual Property and Proprietary Software) that is developed, innovated or invented by Stellar and GoAmerica jointly for or during each Parties' performance of this Agreement shall be deemed to be jointly owned, developed and invented by both Parties (any such developments, innovations or inventions, the "Community Intellectual Property"). Both Parties agree that each Party shall have a royalty-free, perpetual, irrevocable license (including the right to sublicense) to use, make, exploit or sell the Community Intellectual Property. Any royalties or other income derived by either Party from the Community Intellectual Property shall be, with no right of accounting, the property of the Party so using, making, exploiting or selling products or services from which such royalties or other income are derived. Any improvements or enhancements ("Improvements") on any such Community Intellectual Property, and any Improvements by each Party to its own Pre-Existing Intellectual Property and Proprietary Software shall be the sole property of the Party making such Improvements. To the extent that title to any such Improvements does not vest in the Party making such Improvements, the other Party hereby irrevocably assigns all right, title and interest in and to such Improvements to the Party making such Improvements.

      Software or other materials (including, but not limited to, documentation, reports, data and training materials, but excluding each Parties' respective Pre-Existing Intellectual Property and

Proprietary Software) that is developed, enhanced, improved, innovated or invented by Stellar or GoAmerica individually for, during, or after the Parties' performance of this Agreement shall be deemed to be the Intellectual Property of such developing or inventing Party with all rights in such Intellectual Property reserved in such developing or inventing Party.

      11.4  GOAMERICA PROPRIETARY SOFTWARE.

      GoAmerica shall implement periodic updates to Object Code versions of (i) GoAmerica Proprietary Software accessed by Stellar to provide Services, and (ii) all associated user documentation which GoAmerica deems necessary to the provision of Call Center Support Contact.

      11.5  RETURN OF GOAMERICA AND STELLAR PROPERTY.

      All copies of any Software, databases or documentation owned exclusively by each Party, or containing such Party's Confidential Information, shall be returned to such Party promptly upon the termination of this Agreement, it being acknowledged that the other Party may retain any software, databases or documentation exclusively owned by such Party, or licensed to such Party by an entity other than the other Party. If the return of such Confidential
Information to the other Party is not possible, then any such Confidential Information which is not returnable shall be destroyed, the destruction of which shall be confirmed and verified in writing to the other Party.

      12.   CONFIDENTIALITY/PROPRIETARY INFORMATION.

      12.1 "Confidential Information" (as used herein) means information, in whatever form disclosed, provided by or on behalf of either Party or any of its affiliates ("Discloser") to the other Party or any of its affiliates ("Recipient"), or to which a Recipient otherwise gains access, in the course of or incidental to the performance of this Agreement, and that should reasonably have been understood by the Recipient because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the Discloser, an affiliate of the Discloser or a third party. Confidential Information shall be and remain GoAmerica or Stellar property, as the case may be.

            12.1.1 For the avoidance of doubt, Stellar's Confidential Information includes Stellar Proprietary Software, Stellar Licensed Software (other than from GoAmerica) any information or materials related thereto and, all documentation, designs, methodologies, techniques, prices, contract terms, business activities, data, product research and development, product designs, performance specifications, schematics, client lists, the identities of and information relating to past, present and prospective customers and information relating to Stellar's global network infrastructure, capabilities and business plans, whether or not marked as confidential or proprietary, as well as other material specifically designated by Stellar in writing as confidential or proprietary.

            12.1.2 For the avoidance of doubt, GoAmerica Confidential Information includes but is not limited to GoAmerica customer lists, GoAmerica customer names, addresses and billing data, call detail and/or financial information, information relating to GoAmerica customers or GoAmerica customer account information, and/or databases, GoAmerica Proprietary Software, GoAmerica Licenses Software and GoAmerica Documentation, whether or not marked as confidential or proprietary, as well as other material specifically designated by GoAmerica in writing as confidential or proprietary.

      12.2 Confidentiality Obligation. Each Party will use at least the same degree of care to prevent disclosing to third parties the other Party's Confidential Information as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature. Neither Party may make any use or copies of the other's Confidential Information except in connection with this Agreement. Upon termination of this Agreement for any reason, each Party shall return or destroy, as the other may direct, all documentation in any medium that contains, refers to, or relates to the other's Confidential Information. In the event of any unauthorized disclosure or loss of, or inability to account for, any of the other's Confidential Information, each Party will promptly notify the other.

      12.3 Confidentiality Exceptions. Sections 12.1 and 12.2 will not apply to any particular information which a Party can demonstrate (a) was, at the time of disclosure to it, in the public domain, (b) after disclosure to it, is made publicly available or otherwise becomes part of the public domain through no fault of the Party receiving the same, (c) was in the possession of a Party at the time of disclosure to it, (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it, or (e) was independently developed by it without reference to Confidential Information of the other. Neither Party shall be considered to have breached its obligations under this Article for disclosing Confidential Information as required to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request and, to the extent that it may legally do so, the Party subject to such legal requirement advises the other Party promptly and tenders to it the defense of such requirement. Unless the requirement shall have been timely limited, quashed or extended, the Party who originally received the legal requirement shall thereafter be entitled to comply with such demand to the extent permitted by law. If requested by the Party to whom the defense has been tendered, the Party who originally received the legal requirement shall cooperate (at the expense of the requesting Party) in the defense of the requirement.

      12.4 Injunctive Relief. In addition to such remedies either Party may have at law and in equity, each Party may enforce the provisions of this Article by injunctive relief including, without limitation, by obtaining specific performance of the obligations set forth herein. The provisions of this Section 12 shall survive termination or expiration of this Agreement.

      13.   INSURANCE.

      13.1 Stellar shall maintain, during the term and any renewal terms hereof, all insurance and/or bonds required by Law and as set forth herein, including but not limited to: (a) Workmen's Compensation Insurance or Workplace Safety and Insurance Act Compensation as prescribed by the law of the state, province or country in which the work is performed; (b) Employer's Liability Insurance with limits of at least two million dollars ($2,000,000) for each occurrence; (c) Comprehensive General Liability Insurance and, if the use of automobiles is required, comprehensive automobile liability insurance for owned, hired and non-owned automobiles, with coverage as required by Law in each applicable state, province or country or limits of at least Two Million Dollars
($2,000,000) combined single limit for bodily injury, death, and property damage; (d) Professional Liability and Error and Omission Insurance covering Stellar and GoAmerica against damages caused by Stellar of at least Two Million Dollars ($2,000,000) per occurrence, and (e) such other "umbrella" and "excess" policy coverage which Stellar or its parent corporation may reasonably require. GoAmerica is to be named additional insured for the purposes of this Agreement as its interests may appear for Comprehensive General Liability coverage. Stellar shall, prior to the start of work, furnish, if requested by GoAmerica, certificates or adequate proof of the foregoing insurance. Further, Stellar shall endeavor to provide that each such certificate shall state that the insurance shall not be canceled or modified unless GoAmerica is given thirty
(30) days prior notice of such modification or cancellation. Stellar shall provide insurance policy coverage with at least the limits stated above for all Call Center operations and employees located in the country where GoAmerica Services are performed.

      13.2 Stellar shall be responsible for any loss of or damage to property owned by GoAmerica in Stellar's possession or control, where such property has been lost or damaged due to the negligent acts or omissions of Stellar or Stellar's agents or employees, save ordinary wear and tear.

      13.3 GoAmerica shall be responsible for any loss of or damage to property owned by Stellar in GoAmerica's possession or control, where such property has been lost or damaged due to the negligent acts or omissions of GoAmerica or GoAmerica's agents or employees, save ordinary wear and tear.

      14.   INDEMNITY/LIMITATION OF LIABILITY.

      14.1 Stellar agrees to indemnify, defend and hold harmless GoAmerica, its parent company, subsidiaries, affiliates, employees, agents and assigns from and against all claims, complaints, causes of action, liabilities, judgments, losses, penalties, costs and expenses ("Actions") (including reasonable attorneys' fees) brought by third parties, and that arise out of or in
connection   with  (a)  a  breach  or  default  by  Stellar  of  any   covenant,
representation or other provision of this Agreement; and (b) the gross negligence or willful misconduct of Stellar. Notwithstanding the foregoing, Stellar shall have no liability for any claim of infringement based on, or arising from (a) the use of a superseded or altered release of the Stellar Proprietary Software if the infringement would have been avoided by the use of a current unaltered release of the Stellar Proprietary Software, which Stellar provided to GoAmerica indicating the necessity of use of the upgrade to avoid any such claim, (b) the modification of the Stellar Proprietary Software (other than by Stellar or its agents), (c) the use of the Stellar Proprietary Software other than in accordance with the Documentation and this Agreement, or (d) combination of the Stellar Proprietary Software with data, materials or technology not provided by Stellar (other than by Stellar or its agents).

      14.2 GoAmerica agrees to indemnify, defend and hold harmless Stellar, its parent company, subsidiaries, affiliates, employees, agents and assigns, from and against all Actions, (including reasonable attorneys' fees) brought by third parties, and that arise out of or in connection with (a) a breach or default by GoAmerica of any covenant, representation or other provision of this Agreement; and (b) the gross negligence or willful misconduct of GoAmerica. Notwithstanding the foregoing, GoAmerica shall have no liability for any claim of infringement based on, or arising from (a) the use of a superseded or altered release of GoAmerica Proprietary Software if the infringement would have been avoided by the use of a current unaltered release of the GoAmerica Proprietary Software, which GoAmerica provided to Stellar indicating the necessity of use of the upgrade to avoid any such claim, (b) the modification of the GoAmerica Proprietary Software (other than by GoAmerica or its agents), (c) the use of the GoAmerica Proprietary Software other than in accordance with this Agreement, or
(d) combination of the GoAmerica Proprietary Software with data, materials or technology not provided by GoAmerica (other than by GoAmerica or its agents).

      14.3  SETTLEMENT OF ACTIONS.

      A Party obligated to provide indemnification pursuant to this Section 14 (the "Indemnitor") shall have control of the defense and negotiations for settlement of Actions under this Section 14; provided, however, that the Indemnitor shall consult with the other party (the "Indemnitee") prior to settling any such Action, and the Indemnitor cannot bind the Indemnitee or materially prejudice the Indemnitee without the Indemnitee's prior written consent. The Indemnitee shall also have the right to participate in the investigation, defense and settlement negotiations of any such Action with separate counsel chosen and paid for by the Indemnitee. In addition, the Indemnitee shall have the right, but not the obligation, to retain counsel of its choice (at the Indemnitor's expense) and to assume the defense of any indemnified Action (including settling or compromising any such Action) if: (i) the Indemnitor fails to acknowledge, in writing, its responsibility to assume the defense of such Action; (ii) the Indemnitor fails to diligently, competently and in good faith control and conduct the defense of such Action; (iii) there is an apparent conflict of interest between the Indemnitor and the

Indemnitee with respect to such Action; or (iv) such Indemnitee shall have reasonably concluded that there are legal defenses available to it that are different from, additional to or inconsistent with those available to the Indemnitor. Moreover, at any time, Indemnitee may at its own cost and expense (which cost and expense shall not be subject to indemnification under this Section) settle any Actions against it so long as such settlement is expressly without prejudice to the interest or position of the Indemnitor.

      14.4 Except as explicitly provided in Sections 7.7.1 and 9, neither Party shall be liable to the other for any special, incidental, exemplary, punitive or consequential damages that such Party, its employees, agents or assigns, may suffer which are caused by or result from the performance or nonperformance of this Agreement. Nothing in this Section 14.4 limits either Party's indemnification obligations with respect to third party claims under Sections
14.1 and 14.2 above.

      15.   INTELLECTUAL PROPERTY/USE OF MARKS.

      15.1 Except as expressly provided in this Agreement, nothing in this Agreement shall be deemed to grant a Party any license, sublicense right or other claim against or interest in the Pre-existing Intellectual Property or other Intellectual Property of the other Party.

      15.2 Neither Party shall, without the prior written consent of the other Party, use, or permit their respective employees, agents and subcontractors to use, the trademarks, service marks, logos, trade names or other proprietary designations of the other Party, or the other Party's affiliates, whether registered or unregistered.

      16.   PUBLICITY.

      16.1 The Parties agree that they shall not make, and they shall prevent any of their subcontractors from making, without the prior written consent of the other Party and an opportunity to review and make written comment thereon, any news release or public announcements which would confirm or deny the existence or the terms and conditions of all or any part of this Agreement or any discussions or negotiations culminating herein, or the fact or nature of their participation hereunder, or any phase of any Services provided or activity conducted hereunder including, but not limited to, information regarding the location of Stellar Locations, number and responsibilities of Stellar CAs, and other Stellar Personnel, whether or not Confidential Information, which would relate to or reflect on the nature or quality of the GoAmerica Services or obligations provided pursuant to this Agreement. Stellar represents that it shall not make a public filing mentioning this Agreement unless such filing is mandatory under the Philippine or United States Securities and Exchange Commission Rules and Regulations. In the event Stellar is required under
Philippine or United States Securities and Exchange Commission Rules and Regulations to make a mandatory public filing that mentions GoAmerica or this Agreement, Stellar shall immediately notify GoAmerica, and Stellar shall seek confidential treatment from the Philippine or United States Securities and Exchange Commission for any attachment to such mandatory filing. Violation of this Section shall be considered a material breach and cause for termination under Article 9 hereof. Notwithstanding anything to the contrary in this Agreement, GoAmerica shall have the right, in its sole discretion, to disclose any Confidential Information deemed necessary or prudent by its counsel to disclose in order to comply with United States Securities and Exchange Commission and/or NASDAQ Stock Market rules, regulations, policies or guidelines.

      17.   DISPUTE RESOLUTION.

      17.1 If an unresolvable dispute arises out of, or relates to, this Agreement, or its breach, or GoAmerica Services rendered pursuant to this Agreement, upon receipt of written notice outlining such dispute or breach, the respective Authorized Representative designated below shall be provided written notice requesting immediate resolution to such dispute prior to such dispute being submitted to binding arbitration. The length of time to resolve such dispute by the Authorized Representative shall be as defined in the written notice, but unless waived by the Party receiving the notice, shall not be less than ten (10) nor more than thirty (30) days from the date of the notice. Authorized Representatives shall then meet at a mutually acceptable time, to exchange relevant information and to attempt to resolve the dispute.

    Stellar Authorized Representative       GoAmerica Authorized Representative

    Anne Rousseau                           Cary Solomon, Director of Operations

      17.2 If the Authorized Representatives are unable to resolve the dispute in the time specified in the notice, either Party then may, upon notice, and within five (5) days of receipt of a notice from the other party, submit the dispute to binding arbitration either in the Los Angeles County, California or New York County, New York and such arbitration shall be governed by the rules of the American Arbitration Association (AAA). If the executives can not agree on a mutually acceptable arbitrator, GoAmerica and Stellar shall each select one arbitrator from the list of arbitrators made available by the AAA in the relevant County. Such two chosen arbitrators shall then select a third arbitrator (again from the list of arbitrators made available by the AAA) to preside over the arbitration. If a Party elects to use the procedure set forth in this clause, the other party shall participate. An initial hearing shall occur no more than ten (10) days after the selection of the arbitrator in accordance with the foregoing. The Parties shall each bear their respective costs incurred in connection with the procedure set forth in this clause, except that they shall share equally the fees and expenses of any arbitrator(s), and the cost of the facility for the hearing. The outcome of the arbitration shall be binding on both parties. The procedures for the resolution of disputes set forth herein shall be the sole and exclusive procedures for the resolution of disputes. Stellar shall continue to provide non-disputed Services pending final determination of the dispute and GoAmerica shall continue to make payments to Stellar for Services not the subject of dispute, in accordance with this Agreement. Any arbitration award may be enforced by appropriate judicial authorities and both parties hereby expressly consent to the jurisdiction of the federal and state courts of New York County, New York and Los Angeles County, California.

      18.   ATTORNEYS FEES.

      18.1 Notwithstanding the terms of Section 17.2, if either Party seeks to enforce or preserve any of its rights hereunder in a court of law, the non-prevailing Party shall pay all of the prevailing Party's reasonable attorneys fees and costs, incurred in connection with any such action.

      19.   FORCE MAJEURE.

      19.1 Neither Party shall be liable for a failure, omission or delay in performance of its obligations hereunder by reason of any circumstance which is caused by an act of God, or other factors beyond its reasonable control, including impending threats of terrorism, terrorism and labor disputes, where such delay or failure could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the Party through the use of alternate sources, work-around plans, or other means. During a force majeure occurrence, the non-performing Party shall be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. The failure or a delay of an equipment vendor shall not be considered beyond the control of a Party unless such failure or delay was caused by a force majeure occurrence. If either Party becomes aware of any such factor that would cause a delay or failure in performance, it shall immediately notify the other Party of the existence of such factor and probable length of continuation thereof, and no Party's failure or delay in performance shall be excused under this Section before such notice is provided.

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

      19.2 If a force majeure occurrence prevents a Party from rendering Services pursuant to this Agreement, and such Party, with the good faith cooperation and assistance of the other Party (but without any obligation to incur costs), is unable to resume Services for seven (7) or more consecutive days, each Party's obligations shall be suspended until Services are resumed. After an additional seven (7) days (i.e., after fourteen (14) days in total) of non-performance due to force majeure, each Party shall have the right, but not the obligation, to immediately terminate this Agreement without any further contractual liability, with the exception of any contractual liability pertaining to those contractual provisions which survive termination pursuant to the terms of this Agreement. Both Parties further agree to work together in good faith to mitigate the effects and consequences of any force majeure occurrence. If either Party implements a mutually agreed work-around plan, the other Party shall use reasonable efforts to support it, including without limitation, arranging for and installing equipment and software at agreed locations to resume performance, and assigning personnel to such location(s) to perform agreed functions.

      19.3 Stellar shall use the current disaster recover plan under the Predecessor Agreement as a preliminary disaster recovery plan on the date of execution of this Agreement. Within sixty (60) days of execution of this Agreement, the parties shall have completed final disaster recovery plan that is mutually acceptable to both parties, which, upon execution by both Parties, shall supersede the terms of the initial disaster recovery plan. The Parties acknowledge and agree that such plan shall outline Stellar's responsibilities in the case of a force majeure occurrence.

      20.   ASSIGNMENT.

      20.1 This Agreement is personal to the Parties and may not be assigned or transferred by either Party by operation of Law, or otherwise without the other Party's consent. Such consent may not be unreasonably withheld, except that the Parties agree that, without the prior written consent of the other Party, (a) either Party may assign this Agreement, in whole or in part, to a parent, controlling company or affiliate of such Party (with adequate capital and other resources to perform fully under this Agreement), provided the assigning Party provides written notice to the other Party within thirty (30) days of such assignment, and provided further that no such assignment by GoAmerica shall be effective unless, prior to the assignment, GoAmerica, Inc. has provided Stellar with a guarantee of the assignee's performance on terms that are substantially equivalent to the terms of the GoAmerica Guarantee, and (b) GoAmerica, with sixty (60) days prior written notice, which contains appropriate documentation regarding the acquiring party, may assign this Agreement in whole or in part, without the consent of Stellar (or its assignee, if any) to any company into which GoAmerica may merge or consolidate or which acquires substantially all of its assets or stock, or a wholly-owned affiliate or the parent corporation which is of financial standing equal or greater than that of GoAmerica, Inc. on a consolidated basis with its subsidiaries. To the extent of any conflict between this provision and Sections 9.6, 9.7 or 9.8 hereof, Sections 9.6, 9.7 and 9.8 shall prevail.

      21.   SEVERABILITY.

      21.1 If any part of this Agreement proves to be invalid or unenforceable for any reason, such invalidity shall affect only the portion of the Agreement which is invalid. In all other respects this Agreement shall stand as if such invalid or unenforceable provision had not been a part thereof and the remainder of the Agreement shall remain in full force and effect.

      22.   NO CONSEQUENTIAL OR SPECIAL DAMAGES.

      22.1  No  party  to  this   Agreement  is  entitled  to  seek  or  recover
consequential, incidental, indirect, punitive, special or exemplary damages relating to or connected with this Agreement, or the performance of Services or the failure to perform Services hereunder.

      23.   WAIVER.

      23.1 The failure of either Party to insist on the strict performance of any terms, covenants and conditions of this Agreement at any time or in any one or more instances, or its failure to take advantage of any of its rights, shall not be construed as a waiver or relinquishment of any such rights or conditions at any future time and shall in no way affect the continuance in full force and effect of all the provisions of this Agreement.

      24.   NO THIRD PARTY BENEFICIARIES.

      24.1 Except as specifically provided herein, no provision of this Agreement shall be construed to be for the benefit of any person or entity not a Party to this Agreement to provide any such third party with any remedy, claim, liability, reimbursement, cause of action or other right in addition to those existing without reference to this Agreement.

      25.   SPECIFIC PERFORMANCE.

      25.1 The Parties acknowledge that irreparable damages may occur if the provisions of the Agreement were not performed in accordance with their terms or were otherwise breached. Accordingly, the Parties are entitled to seek injunctive or equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedies available under law or at equity to the extent permitted hereby.

      26.   AUTHORIZED REPRESENTATIVES.

      26.1 Each of GoAmerica and Stellar shall appoint an Authorized Representative to facilitate communications and performance under this Agreement. The initial Authorized Representative of each party is set forth in
Section 17.1 hereof. Each Party shall treat, and shall be entitled to treat, an act of an Authorized Representative of a Party as being authorized by such other Party without inquiring further into such act or ascertaining whether such representative had authority to so act. Each Party shall have the right at any time and from time to time to replace its Authorized Representatives by giving notice to the other party setting forth the name and contact information of the replacement.

      27.   NOTICES.

      27.1 All notice or other communications to be given by the Parties shall be in writing, and shall be deemed to have been given if delivered (a) personally, as evidenced by written receipt or other written proof of delivery;
(b) sent by reputable overnight courier service (charges prepaid), or sent via facsimile (with confirmation of transmission by receipt of reply facsimile confirming receipt of the notice) to the Parties at the following addresses or such other address designated by notice. Any notice or other communication shall be deemed to have been given on the day it is received.

      27.2  Notices to GoAmerica shall be addressed to:

                                          GoAmerica Communications Corp.
                                          ATTN: Daniel R. Luis, CEO
                                          433 Hackensack Avenue
                                          3rd Floor
                                          Hackensack, New Jersey 07601

      27.3  Notices to Stellar shall be addressed to:


                                          Stellar Nordia Services LLC
                                          ATTN: Bernard Durocher, President
                                          3100 Cote-Vertu Boulevard
                                          Suite 510,
                                          St-Laurent, Quebec
                                          Canada H4R2J8

                                          with separate copies to
                                          Cindy Pagel and
                                          Anne Rousseau
                                          c/o 130 East John Carpenter Freeway
                                          Irving, TX  75062

      28.   COMPLIANCE WITH LAWS.

      28.1 At all times during the term of this Agreement, each Party shall comply, and be and remain in compliance, with all applicable Laws and the terms of this Agreement that materially relate to or affect the performance of its obligations hereunder.

      28.2 Each Party shall immediately notify the other Party in writing of the commencement or, to its actual knowledge, threatened commencement of any action, suit or proceeding, and the issuance or threatened issuance of any order, writ, injunction or decree, involving its activities under this Agreement.

      29.   GOVERNING LAW.

      29.1 This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made within such state, without regard to its conflict of law provisions.

      30.   ENTIRE AGREEMENT.

      30.1  This  Agreement  and  all  Exhibits  hereto   represent  the  entire
understanding between the Parties in relation to the matters herein and supersedes all previous agreements and representations made between the Parties, including the Predecessor Agreement, whether written or oral, which are merged herein and shall be of no further force or effect. This Agreement can only be changed or modified by a writing signed by both Parties.

      31.   CAPTIONS.

      31.1 The section numbers and captions appearing in this Agreement and in the attached Exhibits are inserted only for the convenience of the Parties and shall not be construed to define or limit any of the terms herein or affect the meaning or interpretation of this Agreement.

      32.   GENERAL SURVIVAL PROVISION.

      32.1 To the extent not already provided herein, those provisions of this Agreement that require performance or impose obligations that extend beyond the terms of this Agreement shall survive any termination or expiration of the Agreement.

      IN WITNESS WHEREOF, the Parties have entered into this Managed Services Agreement as of the date first written above.



  Acquisition 1 Corp.                      Stellar Nordia Services LLC

  /s/ Daniel R. Luis                       /s/ Jeffrey Jensen
  ------------------------                 ------------------------
  Authorized Signature                     Authorized Signature
  Name:   Daniel R. Luis                 Name:     Jeffrey Jensen
        ------------------                       ------------------
  Title: President                         Title: Manager